As filed with the Securities and Exchange Commission on
                              February 22, 1994

                        Registration Statement No. 33-


                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                  FORM S-8

                           REGISTRATION STATEMENT
                                    Under
                        THE SECURITIES ACT OF 1933

                             CAESARS WORLD, INC.
            (Exact name of issuer as specified in its charter)

              Florida                                59-0773674
  (State or Other Jurisdiction                    (IRS Employer of
Incorporation or Organization)                 Identification Number)

                     1801 Century Park East, Suite 2600
                       Los Angeles, California  90067
            (Address of Principal Executive Offices) (Zip Code)

                     STOCK OPTION AGREEMENT BY AND BETWEEN
                   CAESARS WORLD, INC. AND EVANDER HOLYFIELD
                             (Full title of plan)

                                 PHILIP L. BALL
                               Caesars World, Inc.
                             1801 Century Park East
                         Los Angeles, California  90067
                     (Name and address of agent for service)

                                 (310) 552-2711
                       (Telephone number, including area code,
                              of agent for service)

                         CALCULATION OF REGISTRATION FEE

                            Proposed     Proposed
  Title of                  Maximum      Maximum
 Securities      Amount    Offering      Aggregate    Amount of
   to be         to be      Price       Offering   Registration
 Registered    Registered  Per Share(1)  Price(1)       Fee
Common Stock,    100,000      $55.50    $5,550,000     $1,914
  $.10
 par value

(1) Based on the average of the high and low reported sale price of Registrant's Common Stock on the New York Stock
Exchange Composite Tape on January 19, 1994, the date of
Registrant's agreement with the option holder.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

        The Company incorporates by reference into this Registration Statement (a) the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1993 filed with the Securities and Exchange Commission; (b) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") since July 31, 1993; and (c) the description of the Common Stock of the Company set forth in its Registration Statement filed under the Exchange Act, including amendments or reports filed for purposes of updating such description. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the date of filing of those documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.   Description of Securities.

        The Company is authorized to issue (i) 50,000,000 shares of Common Stock, par value ten cents ($.10) per share, of which 24,897,002 shares of Common Stock were outstanding as of February 15, 1994 and (ii) 1,000,000 shares of Preferred Stock, par value One Dollar ($1.00) per share, none of which is issued. The Company's Board of Directors (the "Board") has the authority, without further action by shareholders, to determine the principal rights, preferences and privileges of the unissued Preferred Stock.

        Except as provided below, at all meetings of shareholders of the Company, each holder of record of Common
Stock shall be entitled to one vote for each share of Common
Stock held by him or her. The Company's governing instruments do not permit cumulative voting.

        Subject to the limitations contained in the Company's debt instruments and after provision for the payment of dividends on any series of Preferred Stock which might be issued pursuant to the Board's authority described above and which has a preference with respect to the payment of dividends, holders of Common Stock are entitled to receive such dividends as may be declared by the Board out of funds legally available for such purpose.

        The Common Stock has no conversion rights. A sale of the Common Stock can be forced or the Common Stock can be redeemed by the Company and dividend and voting rights can be denied any shareholder if in the judgment of the Board such redemption or such denial of voting rights or dividend rights is necessary to prevent the loss, or to secure the reinstatement of, any license or franchise from any governmental agency necessary for the Company or one of its subsidiaries to conduct any portion of the business of the Company or such subsidiary which license or franchise is conditioned upon some or all of the holders of the Company's Common Stock possessing prescribed qualifications.

        The holders of shares of Common Stock are entitled in the event of any liquidation, dissolution or winding up of the affairs of the Company to share pro rata in all lawful distributions of the remaining assets of the Company.

        No holders of shares of Common Stock have any preemptive rights to subscribe for any stock or other securities of the Company which may be issued.

Certain Provisions of the Company's Amended and Restated
Articles of Incorporation and Bylaws

        The Amended and Restated Articles of Incorporation and By-laws of the Company contain certain provisions which may have the effect of delaying, deferring or preventing a change of control of the Company. The Amended and Restated Articles of Incorporation provide that the Board shall be divided into three classes, each class serving for a term of three years, with their election staggered so that the term of one class expires in each year. The Bylaws of the Company provide that the number of directors of the Company will be nine, and the Amended and Restated Articles of Incorporation and the Bylaws provide that subject to the rights, if any, of the holders of shares of any Preferred Stock then outstanding, directors may be removed only for cause and by a vote of at least 80% of the outstanding
Common Stock of the Company entitled to vote at an election for such directors. The Bylaws require that a person's candidacy be notified to the Board at least 60 days in advance of any solicitation in order for such person to be eligible to be elected or serve as director unless such person is already a director or such notice is waived by the Board. In addition, the Company's Bylaws provide that a candidate for director must be cleared by the Company's internal security department and must be properly qualified with applicable gaming regulatory authorities. In addition, under the Bylaws, certain persons owing securities of or associated with competitors of the Company and its subsidiaries are ineligible to be elected or serve as directors. The Bylaws further provide that for business to be properly introduced by a stockholder where such business is not specified in the notice of the meeting or brought by or at the direction of the Board, the stockholder must have given at least 75 days prior written notice to the Company. The Amended and Restated Articles of Incorporation and the Bylaws provide that any action required to be taken by the shareholders of the Company must be effected at a duly called shareholders meeting and except in certain specific limited circumstances as provided by the Florida General Corporation Act, may not be effected by written consent of such shareholders. The Bylaws further provide that vacancies on the Board may be filled by a majority of the remaining directors, including a sole remaining director. The Amended and Restated Articles of Incorporation and Bylaws provide that the Bylaws may be adopted, repealed, altered, amended or rescinded by the Board or by the affirmative vote of 80% of the outstanding Common Stock of the Company entitled to vote thereon. The affirmative vote of 80% of the voting power of all the stock of the Company entitled to vote generally in the election of directors voting together as a single class is required to alter, amend or adopt any provision inconsistent with the provisions of the Company's Amended and Restated Articles of Incorporation described above.

        In addition, the Amended and Restated Articles of Incorporation contain a "fair price" provision under which certain business combinations and other transactions including a merger between the Company and the beneficial owner of voting stock of the Company representing 15% or more of the votes entitled to be cast by the holders of all then outstanding voting stock are subject to the approval by the affirmative vote of not less than 80% of the votes entitled to be cast by the holders of all the then outstanding voting stock, voting together as a single class, unless (i) the Business Combination is approved by a majority of directors who are independent of the 15% beneficial owner or (ii) certain price and procedural requirements are met.

Shareholders Rights Plan

        In January 1989, the Board authorized a Shareholders' Rights Plan, and declared a dividend of one right for each share of Common Stock. The rights may only become exercisable under certain circumstances involving actual or potential acquisitions of the Company's Common Stock by a specified person or affiliated group. If the rights become exercisable and are not redeemed by the Company, the holder may be entitled to purchase or receive upon exercise, depending on the circumstances, units consisting of one two-hundredth of a share of the Company's $1 par value Series A Junior Participating Preferred Stock at a price of $125 per share (subject to adjustment), shares of the Company's Common Stock or other assets with a value equal to twice the exercise price, or shares of the Common Stock of the acquiror at one-half the then market price. The rights expire in January 1999, unless they are exercised or redeemed. Until certain specified dates, the Company may redeem the rights at one cent per share. Rights owned by certain specified shareholders may be void. The provision concerning the rights are set forth in a Rights Agreement between the Company and the Rights Agent.

Item 5.  Interests of Named Experts and Counsel.

        The legality of the Common Stock offered by this Registration Statement will be passed upon for the Company by Philip L. Ball, Esq., the General Counsel of the Company. Mr. Ball is also a director, Senior Vice President and Secretary of the Company. Mr. Ball is deemed to be the beneficial owner of 135,586 shares of Company Common Stock.

Item 6.  Indemnification of Directors and Officers.

        Article VIII of the Company's Bylaws provides that the Company shall indemnify any person made a party to an action by reason of having been a director or officer of the Company or a subsidiary against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with the action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to a criminal proceeding, with no reasonable cause to believe his conduct was unlawful. The Company may purchase and maintain insurance on behalf of officers, directors, employees or agents against liability asserted against them, whether or not the Company would have power to indemnify them against the liabilities under Article VIII of the Bylaws or under the laws of the state of Florida. Also, employment contracts for certain officers provide for indemnification under similar standards to such persons. Finally, the Florida Business Corporation Act authorizes indemnification also under similar standards.


Item 7.  Exemption from Registration Claimed.

        Not applicable. No restricted securities are to be reoffered or resold pursuant to this Registration Statement.

Item 8.  Exhibits

  4. Amended and Restated Articles of Incorporation -- incorporated by reference to report on Company's Quarterly
Report on Form 10-Q for quarter ended January 31, 1990.

  5.    Opinion of Counsel

 15. Letter regarding unaudited interim financial information

 24.    Consents:

        (i)  Philip L. Ball, Esq. -- included in Exhibit 5

        (ii) Arthur Andersen & Co.

 25. Powers of Attorney -- included on page 8 of this Registration Statement

 28.    Additional Exhibits:

        (i) Draft Personal Services Agreement by and between the Company and Evander Holyfield

        (ii) Draft Stock Option Agreement by and between the Company and Evander Holyfield


Item 9.        Undertakings.

        (1) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with any Prospectus to the option holder a copy of the Registrant's annual report to shareholders for its last fiscal year, unless the option holder otherwise has received a copy of such report, in which case the Registrant shall state in the Prospectus that it will promptly furnish, without charge, a copy of such report on written request of the option holder. If the last fiscal year of the Registrant has ended within 120 days prior to the use of the Prospectus, the annual report of the Registrant for the preceding fiscal year may be so delivered, but within such 120-day period the annual report for the last fiscal year will be furnished to the option holder.

(2) The undersigned Registrant hereby undertakes to transmit or cause to be transmitted to the option holder, at the time and in the manner such material is sent to its shareholders, copies of all reports, proxy statements and other communications distributed to its shareholders generally.

(3)     The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) to include any Prospectus required by Section of the Securities Act of 1933;

        (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

        (iii) to include any material information with respect to the distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that the undertakings set forth in paragraphs
(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new
Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15[d] of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (as set forth in above Item 6. of this Registration Statement) or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on this 18th day of February, 1994

                       CAESARS WORLD, INC.



                       By:  /s/Philip L. Ball
                             Philip L. Ball
                             Senior Vice President,
                             Secretary and General Counsel


                                POWER OF ATTORNEY

        Each person whose signature appears below appoints each of Henry Gluck, Roger Lee and Philip L. Ball his agent and attorney in fact, with full power of substitution, to execute for him and in his name, in any and all capacities, all amendments, including post-effective amendments, to the Registration Statement to which this power of attorney is attached.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


      Signature           Capacity                Date




/s/Henry Gluck    Chairman of the Board,
Henry Gluck       Chief Executive
                  Officer                   February 18, 1994
                  and Director
                  (Principal Executive Officer)


/s/Roger Lee      Director and Senior       February 18, 1994
Roger Lee         Vice President Finance
                  and Administration
                  (Principal Financial Officer)






/s/Bruce C. Hinckley  Vice President         February 18, 1994
Bruce C. Hinckley     and Controller
                      (Principal Accounting
                      Officer)

/s/J. Terrence Lanni  Director, President    February 18, 1994
J. Terrence Lanni     and Chief Operating
                      Officer


/s/Philip L. Ball     Director, Senior Vice  February 18, 1994
Philip L. Ball        President, Secretary
                      and General Counsel


____________________   Director                    , 1994
Irving Buchalter



____________________   Director                    , 1994
Terry Burman



/s/William E. Chaikin  Director              February 18, 1994
William E. Chaikin



____________________   Director                    , 1994
Peter I. Echeverria



____________________   Director                    , 1994
Stanley Sevilla